Exhibit 99.1

PATTI HART WILL NOT SEEK RE-ELECTION TO YAHOO BOARD

SUNNYVALE, Calif., May 8, 2012 – Yahoo! Inc. (NASDAQ: YHOO), the premier digital media company, today announced that Patti Hart has decided not to seek re-election to the Yahoo! board at the upcoming 2012 annual meeting of Yahoo! shareholders. Ms. Hart, the chief executive officer of International Game Technology (NYSE: IGT), informed the Yahoo! board that the IGT board requested that she not seek reelection as a Yahoo! director.

“We thank Patti for her years of service and wish her all the best,” the Yahoo! board said.

Following the completion of Ms. Hart’s term at the annual meeting, the board will comprise nine directors.

Important Additional Information

Yahoo! has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will be filing a definitive proxy statement with the SEC in connection with the solicitation of proxies for its 2012 annual meeting of shareholders. Shareholders are strongly advised to read Yahoo!’s 2012 definitive proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of Yahoo!’s 2012 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo! with the SEC in connection with its 2012 annual meeting of shareholders for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, by telephone at (877) 750-9499 (toll-free) or by email at info@innisfreema.com.

Yahoo!, its directors, executive officers and certain employees are deemed participants in the solicitation of proxies from shareholders in connection with Yahoo!’s 2012 annual meeting of shareholders. Information regarding Yahoo!’s directors, executive officers and other persons who, under rules of the SEC, are considered participants in the solicitation of proxies for the 2012 annual meeting of shareholders, including their respective interests by security holdings or otherwise, is set forth in the preliminary proxy statement Yahoo! filed with the SEC on April 27, 2012 and will be set forth in the definitive proxy statement for Yahoo!’s 2012 annual meeting of shareholders when it is filed with the SEC.

About Yahoo!

Yahoo! is the premier digital media company, creating deeply personal digital experiences that keep more than half a billion people connected to what matters most to them, across devices and around the globe. And Yahoo!’s unique combination of Science + Art + Scale connects advertisers to the consumers who build their businesses. Yahoo! is headquartered in Sunnyvale, California. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog, Yodel Anecdotal (yodel.yahoo.com).

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Contacts:

Media Relations Contact:

Dana Lengkeek, Yahoo! Inc.

(408) 349-1130

danal@yahoo-inc.com

Investor Relations Contact:

Investor Relations

(408) 349-3382

investorrelations@yahoo-inc.com